CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Thrivent Core Funds of our report dated December 17, 2024, relating to the financial statements and financial highlights of the funds indicated in Appendix I, which appears in Thrivent Core Fund’s Certified Shareholder Reports on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings “Financial Statements”, “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Minneapolis, Minnesota

February 26, 2025

Appendix I
Thrivent Core Emerging Markets Debt Fund
Thrivent Core Emerging Markets Equity Fund
Thrivent Core International Equity Fund
Thrivent Core Low Volatility Equity Fund
Thrivent Core Mid Cap Value Fund
Thrivent Core Small Cap Value Fund

2